UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HORTONWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

April 25, 2017

Dear Hortonworks Stockholder:

I am pleased to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Hortonworks, Inc. (“Hortonworks”) to be held on Wednesday, May 24, 2017 at 1:00 p.m. Pacific Time at Hortonworks’ offices at 5470 Great America Parkway, Santa Clara, CA 95054.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in Hortonworks. We look forward to seeing you at our Annual Meeting.

Sincerely,

Robert Bearden

Chair of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save Hortonworks the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Hortonworks, Inc. (“Hortonworks”) will hold its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 24, 2017 at 1:00 p.m. Pacific Time at Hortonworks’ offices at 5470 Great America Parkway, Santa Clara, CA 95054 for the following purposes:

•	To elect two Class III directors to hold office until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

On or about April 25, 2017, we mailed to our stockholders our proxy statement for our 2017 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2016 Annual Report on Form 10-K (the “2016 Annual Report”). The Proxy Statement and 2016 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your proxy card.

Only stockholders of record at the close of business on March 31, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department at investor@hortonworks.com.

By Order of the Board of Directors,

Robert Bearden

Chair of the Board of Directors and Chief Executive Officer

Santa Clara, California

April 25, 2017

HORTONWORKS, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Hortonworks, Inc.

5470 Great America Parkway

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 24, 2017

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2017 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2017 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 1:00 p.m. Pacific Time on Wednesday, May 24, 2017 at Hortonworks, Inc.’s offices at 5470 Great America Parkway, Santa Clara, CA 95054. On or about April 25, 2017, we mailed our stockholders the Proxy Statement and our 2016 Annual Report on Form 10-K (the “2016 Annual Report”).

In this Proxy Statement, the terms “Hortonworks,” “the company,” “we,” “us” and “our” refer to Hortonworks, Inc. and its subsidiaries. The mailing address of our principal executive offices is Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054.

Record Date	March 31, 2017.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	63,153,227 shares of common stock were outstanding as of March 31, 2017.

Voting	There are four ways a stockholder of record can vote:

(1) by Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 23, 2017 (have your proxy card in hand when you visit the website);

(2) by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 23, 2017 (have your proxy card in hand when you call);

(3) by completing and mailing your proxy card; or

(4) by written ballot at the Annual Meeting.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 23, 2017. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow the bank’s or broker’s instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy, by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting.

For Proposal One, the election of directors, the two nominees receiving the greatest number of votes “for” their election will be elected as directors.

For Proposal Two, a majority of the votes properly cast (meaning the number of votes “for” Proposal Two must exceed the number of votes “against” Proposal Two) is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Broker non-votes also will have no effect on the outcome of these proposals.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Deloitte & Touche LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not indicate how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary voting results at the Annual Meeting. We will report final voting results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company	We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include the following: (i) an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting; (ii) an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (iii) reduced disclosure about our executive compensation arrangements; and (iv) exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements. We will remain an emerging growth company until the earliest to occur of the following: (a) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (b) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; (c) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; or (d) the last day of the fiscal year ending after the fifth anniversary of our initial public offering (“IPO”). We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have chosen to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but we intend to take advantage of certain of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Householding	If you are a beneficial owner of our common stock and you receive your proxy materials through Broadridge Financial Solutions, Inc. (“Broadridge”) or another intermediary (e.g., your bank or broker) and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the 2016 Annual Report than the number of beneficial owners at that address. Under a procedure called “householding,” the rules of the Securities and Exchange Commission (the “SEC”) permit Broadridge and other intermediaries to deliver only one Notice, Proxy Statement and 2016 Annual Report to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Broadridge or another intermediary and (i) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the 2016 Annual Report or any future proxy statement or annual report or (ii) you share an address with other beneficial owners who also receive their separate proxy materials through Broadridge or another intermediary and you wish to request delivery of a single copy of any future proxy statement or annual report to the shared address in the future, please either notify your bank or broker, or contact Broadridge, either by calling toll-free at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Individuals who request removal from the householding program will be removed within 30 days of their response, following which they will receive an individual copy of our disclosure documents, if a hard copy of such disclosure documents is requested.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at investors.hortonworks.com.

Our Board and management are committed to sound corporate governance practices to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and regulations and the listing standards of the NASDAQ Stock Market (“NASDAQ”).

In addition to verifying the independence of the members of our Board and its committees (which is discussed in the section titled “Independence of the Board of Directors,” below), at the direction of our Board, we also:

•	periodically review and make changes to the charters for our audit, compensation and nominating and corporate governance committees;

•	have established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	have in place a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	have a code of business conduct and ethics that applies to our directors, officers and employees.

In addition, we have adopted corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as the following:

•	Director Independence - Independent directors must constitute at least a majority of our Board;

•	Monitoring Board Effectiveness - The Board must conduct an annual self-evaluation of the Board and its committees;

•	Board Access to Independent Advisors - Our Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees - All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable NASDAQ criteria.

Board Membership

Our Board currently consists of seven members: Robert Bearden, Paul Cormier, Peter Fenton, Martin Fink, Kevin Klausmeyer, Jay Rossiter and Michelangelo Volpi. Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors will expire at the 2018 Annual Meeting and the term of the Class II directors will expire at the 2019 Annual Meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office, subject to their earlier death, resignation or removal.

Director Nominees and Continuing Directors

The following table sets forth summary information regarding each director nominee and continuing director as of March 31, 2017:

Name	Class	Age	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
2017 Director Nominees:
Paul Cormier	III	59
Peter Fenton	III	44
Continuing Directors:
Robert Bearden	I	50
Kevin Klausmeyer	I	58
Martin Fink	II	52
Jay Rossiter	II	59
Michelangelo Volpi	II	50

Chair

Member

Audit Committee Financial Expert

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, public company director positions held currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2020 Annual Meeting

Paul Cormier. Mr. Cormier has served on our Board since October 2011. Mr. Cormier has served as President, Products and Technologies of Red Hat, Inc., a provider of open source software solutions, since April 2008 and as Executive Vice President since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products for AltaVista Internet Software, a web portal and Internet services company. Mr. Cormier served on the board of directors of SolarWinds, Inc., an IT management software provider, from July 2014 until its acquisition by Silver Lake Partners and Thoma Bravo, LLC in February 2016. Mr. Cormier holds a B.S. in business administration from Fitchburg State College and an M.S. in software development and management from the Rochester Institute of Technology.

We believe that Mr. Cormier is qualified to serve as a member of our Board because of his significant operational expertise gained as a senior executive at leading technology companies as well as his knowledge of the technology industry generally, and of open source solutions in particular.

Peter Fenton. Mr. Fenton has served as a member of our Board since July 2011. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp Inc., a local directory and user review service, Twitter, Inc., a social networking service, Zendesk, Inc., a software development company that provides a software-as-a-service customer service platform, and New Relic, Inc., a software analytics company, where he serves as Chair of the board of directors. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University.

We believe that Mr. Fenton is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry, his in-depth knowledge of the technology sector and his service on the boards of directors of a range of public and private companies.

Information Concerning Directors Continuing in Office Until the 2018 Annual Meeting

Robert Bearden. Mr. Bearden co-founded Hortonworks and has served as our Chief Executive Officer from April 2011 to June 2011 and since February 2012, and has served as a member of our Board since April 2011. From August 2009 to April 2011, Mr. Bearden served as an Entrepreneur in Residence at Benchmark, a venture capital firm. From March 2008 to August 2009, Mr. Bearden served as President and Chief Operating Officer of SpringSource Inc., a provider of open source software solutions that was acquired by VMware, Inc. Mr. Bearden holds a B.S. in marketing from Jacksonville State University.

We believe that Mr. Bearden is qualified to serve as a member of our Board because of his operational and historical expertise gained as our Chief Executive Officer and as a senior executive at other technology companies as well as his deep knowledge of the technology industry.

Kevin Klausmeyer. Mr. Klausmeyer has served on our Board since August 2014. From April 2013 to October 2013, Mr. Klausmeyer served on the board of directors of Sourcefire, Inc., a provider of network security solutions (acquired by Cisco Systems, Inc.). From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest Software, Inc., a software company that was acquired by Dell Inc. From July 2006 to February 2011, Mr. Klausmeyer served as the Chief Financial Officer of The Planet, Inc., a pioneer in the infrastructure-as-a-service market, which was acquired by SoftLayer Technologies, Inc., which was acquired by IBM. Mr. Klausmeyer currently serves on the board of directors of Callidus Software Inc., a provider of software-as-a-service sales and marketing automation solutions. Mr. Klausmeyer holds a B.B.A. in accounting from the University of Texas.

We believe that Mr. Klausmeyer is qualified to serve as a member of our Board because of his financial, accounting, operational and industry expertise derived from his prior experience as an executive and director for public and private technology companies.

Information Concerning Directors Continuing in Office Until the 2019 Annual Meeting

Martin Fink. Mr. Fink has served on our Board since July 2014. Since January 2017, Mr. Fink has served as Executive Vice President and Chief Technology Officer of Western Digital Corporation, a provider of storage technologies and solutions. From November 2012 to October 2016, Mr. Fink served as Executive Vice President, Chief Technology Officer and Director, HP Labs of Hewlett Packard Enterprise (and its predecessor entity, Hewlett-Packard Company), an information technology company. From November 2013 to October 2016, Mr. Fink served as General Manager, HP Cloud of Hewlett Packard Enterprise (and its predecessor entity, Hewlett-Packard Company). From 1985 to November 2012, Mr. Fink served in various roles at Hewlett-Packard

Company, most recently as Senior Vice President and General Manager, Business Critical Systems and Converged Application Systems. Mr. Fink holds an associate’s degree in electrical and electronics engineering from Loyalist College and an M.B.A. from Colorado State University.

We believe that Mr. Fink is qualified to serve as a member of our Board because of his significant operational expertise gained as an executive at leading technology companies and his knowledge of the technology industry.

Jay Rossiter. Mr. Rossiter has served on our Board since July 2011. Mr. Rossiter has served as Senior Vice President of Yahoo! Inc., an Internet company, since January 2008. Mr. Rossiter currently serves on the boards of directors of Getty Images, Inc., a visual communications company, and QLogic Corporation, a server and storage networking company. Mr. Rossiter holds a bachelor’s degree in mathematics from SUNY Binghamton and a master’s degree in computer, information and control engineering from the University of Michigan.

We believe that Mr. Rossiter is qualified to serve as a member of our Board because of his significant operational expertise gained as an executive at a leading technology company and his knowledge of the technology industry.

Michelangelo Volpi. Mr. Volpi has served on our Board since October 2011. Since July 2009, Mr. Volpi has served as a General Partner of Index Ventures, a venture capital firm. From June 2007 to July 2009, Mr. Volpi served as Chief Executive Officer of Joost N.V., an Internet premium video services company. From 1994 to June 2007, Mr. Volpi served in various executive roles at Cisco Systems, Inc., a networking and telecommunications company. Mr. Volpi currently serves on the boards of directors of Exor N.V., an investment company, Fiat Chrysler Automobiles N.V., an automotive company, and Pure Storage, Inc., a storage array company. From April 2010 to April 2013, Mr. Volpi served on the board of directors of Telefonaktiebolaget L. M. Ericsson, a communications technology company. Mr. Volpi holds a B.S. in mechanical engineering, an M.S. in manufacturing systems engineering and an M.B.A. from Stanford University.

We believe that Mr. Volpi is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on our website at investors.hortonworks.com and may also be obtained without charge by contacting our Secretary at Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements for the benefit of an executive officer or director of the company, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required by the applicable rules and exchange requirements. During fiscal year 2016, no waivers were granted from any provision of the code of business conduct and ethics for the benefit of any of our executive officers or directors.

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to the company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans that comply with Rule 10b5-1 under the Exchange Act.

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. Our full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our Board, and our compensation committee in particular, with input from our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Board has concluded that such compensation plans, including executive compensation, do not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on our company.

Independence of the Board of Directors

Our corporate governance guidelines require that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director, and who are otherwise “independent” directors under the published listing requirements of NASDAQ. Accordingly, our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that Paul Cormier, Peter Fenton, Martin Fink, Kevin Klausmeyer, Jay Rossiter and Michelangelo Volpi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of NASDAQ. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and any transactions involving them described in the section titled “Related Party Transactions.”

Board Leadership Structure

Robert Bearden, our Chief Executive Officer, serves as Chair of our Board and presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board. Our Board believes that the current board leadership structure provides effective independent oversight of management while allowing our Board and management to benefit from Mr. Bearden’s leadership and years of experience as an executive in the software industry. Mr. Bearden is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Bearden possesses detailed in-depth knowledge of the issues, opportunities and challenges facing us. While we do not have a lead independent director, our Board is comprised of a majority of independent directors, each of whom bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company-specific experience and expertise. Our Board believes that Mr. Bearden’s combined role enables strong leadership, creates clear accountability, facilitates information flow between management and our Board and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders.

Meetings of the Board of Directors

Our Board held five meetings in fiscal year 2016. Each director attended at least 75 percent of all meetings of the Board and the committees on which they served that were held during fiscal year 2016. Under our corporate governance guidelines, directors are expected to spend the time needed and to meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve. Robert Bearden, Paul Cormier, Kevin Klausmeyer and Michelangelo Volpi attended our 2016 Annual Meeting of Stockholders.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our Board that is available to stockholders on our website at investors.hortonworks.com.

Audit Committee

Our audit committee consists of Peter Fenton, Kevin Klausmeyer and Michelangelo Volpi, with Mr. Klausmeyer serving as Chair. The composition of our audit committee meets the requirements for independence under applicable NASDAQ listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of NASDAQ listing standards. Mr. Klausmeyer is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). During fiscal year 2016, the audit committee held eight meetings. Our audit committee, among other things:

•	appoints a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and determines the compensation for such firm;

•	evaluates the independence, qualifications and performance of the independent registered public accounting firm;

•	discusses the scope, procedure and results of the audit with the independent registered public accounting firm and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops and oversees procedures for the receipt and treatment of any employee concerns about questionable accounting, internal control, audit or federal securities laws matters, including providing a system by which employees can submit such concerns anonymously;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies applicable NASDAQ listing standards and SEC rules and regulations. Our audit committee reviews its charter annually and recommends any amendments or modifications to the Board for consideration. In accordance with and pursuant to Section 10A(i)(3) of the Exchange Act, our Board may delegate to the committee Chair, Mr. Klausmeyer, the authority to pre-approve any auditing and permissible non-auditing services to be performed by our registered independent public accounting firm, provided that all such decisions to pre-approve an activity are presented to the full audit committee at its first meeting following any such decision.

Compensation Committee

Our compensation committee consists of Paul Cormier, Peter Fenton and Kevin Klausmeyer, with Mr. Fenton serving as Chair. The composition of our compensation committee meets the requirements for independence under applicable NASDAQ listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. During fiscal year 2016, the compensation committee held six meetings. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our directors and senior management, including executive officers;

•	reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates the performance of our Chief Executive Officer in light of those goals and objectives;

•	administers our incentive compensation and equity plans;

•	reviews and approves or makes recommendations to our Board regarding our incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies applicable NASDAQ listing standards and SEC rules and regulations. Our compensation committee reviews its charter annually and recommends any amendments or modifications to the Board for consideration.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of the company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Martin Fink, Jay Rossiter and Michelangelo Volpi, with Mr. Volpi serving as Chair. The composition of our nominating and corporate governance committee meets the requirements for independence under applicable NASDAQ listing standards and SEC rules and regulations. During fiscal year 2016, the nominating and corporate governance committee held one meeting. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board regarding, suitable candidates for nomination to our Board and its committees;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews and assesses the adequacy of our corporate governance guidelines and recommends any proposed changes to our Board; and

•	oversees an annual performance evaluation of our Board and committees.

The nominating and corporate governance committee operates under a written charter that satisfies applicable NASDAQ listing standards and SEC rules and regulations. Our nominating and corporate governance committee reviews its charter annually and recommends any amendments or modifications to the Board for consideration.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines, the committee’s charter and any other criteria for selection of directors as established by the Board. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends new candidates for the Board’s approval as director nominees for election to the Board.

In identifying prospective director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, such factors as integrity, experience, judgment, independence, diversity, skills, education, expertise, length of service, understanding of the company’s business and industry, other commitments and the size and composition of the Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, integrity, experience, judgment, independence, diversity, skills, education, expertise, length of service, understanding of the company’s business and industry, other commitments and the size and composition of the Board. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body and it has directed our nominating and corporate governance committee to consider the benefits of diverse viewpoints when making determinations regarding nominations of directors. Our nominating and corporate governance committee also considers these and other factors as it oversees Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board director nominees for election.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board as a whole, the non-employee directors as a group and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Secretary at investor@hortonworks.com or via U.S. mail or Expedited Delivery Service to: Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054, Attn: Board of Directors c/o Secretary.

For a stockholder communication directed to the non-employee directors as a group or an individual director in his capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the non-employee directors as a group, or to the individual director, as the case may be, at investor@hortonworks.com or via U.S. mail or Expedited Delivery Service to: Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, CA 95054, c/o Secretary.

The Secretary shall review all such incoming communications and forward them to the appropriate member(s) of the Board. The Secretary will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Secretary determines to be primarily commercial in nature, product complaints or inquiries, or materials that are patently offensive or otherwise inappropriate.

DIRECTOR COMPENSATION

In September 2014, our Board adopted a policy with respect to the compensation of our non-employee directors, which became effective upon our IPO. Under this policy, each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards. Our non-employee directors receive the following annual cash retainers for their service:

Director Retainers

Position	Retainer
Board Member	$30,000
Audit Committee Chair	15,000
Compensation Committee Chair or Nominating and Corporate Governance Committee Chair	10,000
Audit Committee Member other than Chair	7,500
Compensation Committee Member other than Chair or Nominating and Corporate Governance Committee Member other than Chair	5,000

Our policy provides that on the date of each annual meeting of stockholders, each non-employee continuing director will be granted an annual award of restricted stock units having a grant date fair market value of approximately $150,000. Each annual award of restricted stock units fully vests on the first anniversary of the grant date, in each case subject to the grantee’s continued service as a director through the vesting date. In addition, such awards are subject to full accelerated vesting upon the sale of the company.

The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal year 2016. Other than as set forth in the table and described more fully below, we did not pay any compensation to, reimburse any expense of (other than reimbursement of travel expenses related to participation in Board and committee meetings), make any equity awards or non-equity awards to or pay any other compensation to any of the non-employee members of our Board in 2016. Directors who are also our employees receive no additional compensation for their service as a director. Mr. Bearden has been an employee of the company since 2011. See “Executive Compensation – Summary Compensation Table,” below, for more information about his compensation.

Director Compensation for Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Total ($)
Paul Cormier (2)	40,000	(3)	149,996	(4)	189,996
Peter Fenton (5)	52,500	(3)	149,996	(4)	202,496
Martin Fink (5)	35,000		149,996	(4)	184,996
Kevin Klausmeyer (6)	65,000	(3)	327,138	(4)	392,138
Jay Rossiter (5)	40,000	(3)	149,996	(4)	189,996
Michelangelo Volpi (5)	52,500	(3)	149,996	(4)	202,496

(1)	The amount reported represents the aggregate grant date fair value of the stock awards awarded to the director in fiscal year 2016, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeiture related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(2)	As of December 31, 2016, Mr. Cormier held options to purchase 22,500 shares of our common stock and 12,998 restricted stock units.
(3)

In addition to the annual cash retainers for board and committee service, in connection with the company’s follow-on public offering, in February 2016, the Board authorized a one-time cash retainer of $15,000 to Mr. Klausmeyer for his service as chair of the special committee, a one-time cash retainer of $5,000 to each of Mr. Cormier and Mr. Rossiter for their service on the special committee, and a one-time cash retainer of $5,000 to each of Mr. Fenton and Mr. Volpi for their service on the pricing committee.
(4)	Each annual award of 12,998 restricted stock units was granted pursuant to the Hortonworks, Inc. 2014 Stock Option and Incentive Plan, as amended and restated (the “2014 Plan”), and will fully vest on the first anniversary of the grant date, in each case subject to the grantee’s continued service as a director through the vesting date. In addition, Mr. Klausmeyer received an award of 20,670 restricted stock units; one half of such units will vest and become releasable on the first anniversary of the grant date, and thereafter the balance of such units will vest and become releasable in a series of two successive equal six-month installments measured from the first anniversary of the grant date, subject to his continued service as a director through the vesting date.
(5)	As of December 31, 2016, Peter Fenton, Martin Fink, Jay Rossiter and Michelangelo Volpi each held 12,998 restricted stock units.
(6)	As of December 31, 2016, Mr. Klausmeyer held options to purchase 96,226 shares of our common stock and 33,668 restricted stock units.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board has nominated Paul Cormier and Peter Fenton for election as Class III directors to hold office until the 2020 Annual Meeting or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each of the nominees. If either nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominee, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that either of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2017, and we are asking you and other stockholders to ratify this appointment.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of sound corporate governance, the Board determined to submit to stockholders for ratification the appointment of Deloitte & Touche LLP. A majority of the votes properly cast is required in order to ratify the appointment of Deloitte & Touche LLP. In the event that a majority of the votes properly cast do not ratify this appointment, we will review our future appointment of Deloitte & Touche LLP.

We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board (“PCAOB”). The audit committee pre-approved all services performed by Deloitte & Touche LLP in fiscal year 2016.

Audit Fees

The following table sets forth the fees billed or expected to be billed by Deloitte & Touche LLP for audit, audit-related, tax and all other services rendered for 2016 and 2015 (in thousands):

Fee Category	2016	2015
	(In thousands)
Audit Fees	$1,082	$1,794
Audit-Related Fees	48	—
Tax Fees	37	91
All Other Fees	—	—

Total Fees	$1,167	$1,885

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, services in connection with our registration statement related to our follow-on public offering, consultations on accounting matters directly related to the audit and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees,” including those associated with services related to the adoption of ASC Topic 606.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Hortonworks specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Hortonworks, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and under the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s consolidated financial statements for fiscal year 2016 and met with management, as well as with representatives of Deloitte & Touche LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the PCAOB.

In addition, the audit committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Deloitte & Touche LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the company’s audited consolidated financial statements for 2016 be included in its Annual Report on Form 10-K for 2016.

Audit Committee

Kevin Klausmeyer (Chair)

Peter Fenton

Michelangelo Volpi

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth summary information regarding our executive officers, including their ages, as of March 31, 2017:

Name	Age	Positions and Offices Held with the Company
Robert Bearden	50	Chief Executive Officer and Chair of the Board of Directors
Shaun Connolly	53	Chief Strategy Officer
Scott Davidson	51	Chief Financial Officer
Scott Gnau	51	Chief Technology Officer
Greg Pavlik	45	Chief Product Officer
Scott Reasoner	44	Senior Vice President, Corporate Controller and Principal Accounting Officer
Raj Verma	46	President and Chief Operating Officer

Information Concerning Executive Officers

In addition to Robert Bearden, our Chief Executive Officer and the Chair of our Board, our executive officers as of March 31, 2017 consisted of the following:

Shaun Connolly. Mr. Connolly has served as our Chief Strategy Officer since October 2016 and served as our Vice President, Corporate Strategy from December 2011 to October 2016. From October 2011 to December 2011, Mr. Connolly served as an independent consultant to the company. From September 2009 to September 2011, Mr. Connolly served as Vice President, Product Strategy at VMware, Inc., a cloud and virtualization company. From December 2008 to September 2009, Mr. Connolly served as Vice President, Product Management at SpringSource Inc., a provider of open source software solutions that was acquired by VMware, Inc. Mr. Connolly holds a B.S. in electrical engineering from Drexel University.

Scott Davidson. Mr. Davidson has served as our Chief Financial Officer since April 2014. From October 2012 to April 2013, Mr. Davidson served as Vice President, Finance at Dell Inc., a computer manufacturer and technology company. From October 2007 to September 2012, Mr. Davidson served as Chief Financial Officer of Quest Software, Inc., an enterprise software company, which was acquired by Dell Inc. Mr. Davidson holds a B.S. in finance from Florida Atlantic University and an M.B.A. from the University of Miami.

Scott Gnau. Mr. Gnau has served as our Chief Technology Officer since April 2015. From September 1995 to April 2015, Mr. Gnau served in various roles at Teradata Corporation, an enterprise software company, most recently as President of Teradata Labs. Mr. Gnau holds a B.S. in electrical engineering from Drexel University.

Greg Pavlik. Mr. Pavlik has served as our Chief Product Officer since November 2015 and served as our Vice President, Engineering from March 2012 to November 2015. From August 2008 to March 2012, Mr. Pavlik served as Vice President, Product Development at Oracle Corporation, an enterprise software company. Mr. Pavlik holds a B.S. in materials science and engineering and an M.B.A. from the University of Pennsylvania.

Scott Reasoner. Mr. Reasoner has served as our Senior Vice President, Corporate Controller and Principal Accounting Officer since October 2016. Mr. Reasoner served as our Vice President, Corporate Controller and Principal Accounting Officer from June 2015 to October 2016 and served as our Vice President, Controller from June 2014 to June 2015. From October 2007 to September 2012, Mr. Reasoner served as Vice President, Corporate Controller at Quest Software, Inc., an enterprise software company. Commencing in September 2012, upon the acquisition of Quest Software, Inc. by Dell Inc., a computer manufacturer and technology company, Mr. Reasoner served as Executive Director and Controller of the Dell Software Group through December 2013.

From January 2014 to June 2014, Mr. Reasoner served as Controller of Twilio, Inc., a cloud computing company. Mr. Reasoner holds a B.S. in business from California Polytechnic State University (Cal Poly) and an M.B.A. from the University of California, Irvine.

Raj Verma. Mr. Verma has served as our President and Chief Operating Officer since January 2017. From June 2004 to January 2017, Mr. Verma served in various roles at TIBCO Software Inc., a provider of service-oriented architecture and business process management enterprise software, most recently as Chief Operating Officer. Mr. Verma holds a Bachelor of Engineering in computer science from Bangalore University.

Executive Compensation Overview

Our compensation programs are designed to:

•	attract, motivate and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive, reward the achievement of our business objectives and effectively align our executives’ interests with those of our stockholders; and

•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the company.

Our compensation committee is responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. The compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. Our compensation committee retains and does not delegate any of its responsibility to determine executive compensation. However, for executive officers other than the Chief Executive Officer, the compensation committee considers the recommendations of our Chief Executive Officer regarding salaries, bonuses and equity compensation. Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. In fiscal year 2016, the compensation committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The compensation committee believes that having an outside evaluation of executive officer salary, bonus and equity compensation is a valuable tool for the compensation committee and Hortonworks’ stockholders. The compensation committee retained FW Cook for a variety of purposes, including reviewing Hortonworks’ compensation philosophy, developing a peer group for compensation and performance comparison purposes, evaluating its compensation practices and performing a compensation risk assessment. FW Cook has not been engaged to perform any other work for Hortonworks. Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the compensation committee has reviewed the independence of FW Cook and conducted a conflicts of interest assessment and has concluded that FW Cook is independent and that FW Cook’s work for the compensation committee has not raised any conflicts of interest.

Executive Compensation Components

Our executive compensation consists of base salary, cash incentive bonuses, long-term incentive compensation and broad-based benefits programs. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The compensation committee considers a number of factors in setting compensation for our executive officers, including company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our Chief Executive Officer and the two most highly-compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers as of December 31, 2016 for services rendered in all capacities to the company for the fiscal years ended December 31, 2016 and December 31, 2015. These individuals are our named executive officers for fiscal year 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Robert Bearden (4)	2016	275,000	(5)	—		—	(5)	—	300,750	621	576,371
Chief Executive Officer	2015	275,000		—		—	(5)	—	301,125	405	576,530
Scott Davidson	2016	350,000		71,131	(6)	3,043,643	(7)	—	283,731	42,936	3,791,441
Chief Financial Officer	2015	300,000		—		7,770,764	(8)	—	254,729	58,061	8,383,554
Shaun Connolly (9)	2016	275,000		—		4,722,634	(7)	—	180,556	13,379	5,191,569
Chief Strategy Officer

(1)	The amounts reported represent the aggregate grant date fair value of the stock awards or option awards granted to the named executive officer in our fiscal year ended December 31, 2015 or our fiscal year ended December 31, 2016, calculated in accordance with Accounting Standards Codification Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(2)	The amounts reported represent performance-based cash incentives earned by each named executive officer based on the achievement of certain company and individual performance goals.
(3)	The amounts reported represent the following with respect to the fiscal year ended December 31, 2016:
(a)	Life insurance premiums paid by the company in the amounts of $621, $748 and $615 for each of Mr. Bearden, Mr. Davidson and Mr. Connolly, respectively.
(b)	For Mr. Davidson, (i) a wellness bonus in the amount of $8,010 and (ii) $34,178 provided for travel costs from his home in Southern California to our headquarters in Santa Clara, California.
(c)	For Mr. Connolly, (i) a wellness bonus in the amount of $7,968 and (ii) $4,796 provided for business-related spousal travel expenses.
(4)	Mr. Bearden serves on the Board but is not paid additional compensation for such service.
(5)	Mr. Bearden declined to be considered for a salary increase in fiscal year 2016 and for an equity award grant in fiscal years 2015 and 2016.
(6)	The amount reported represents a one-time discretionary bonus of $71,131 provided to Mr. Davidson in February 2016 in connection with his work on the company’s follow-on public offering.
(7)	The amount reported for each of Mr. Davidson and Mr. Connolly for the fiscal year ended December 31, 2016 includes the aggregate grant date fair values of restricted stock units granted in February 2016 and May 2016.
(8)	The amount reported for Mr. Davidson for the fiscal year ended December 31, 2015 includes the aggregate grant date fair values of (a) restricted stock units granted in June 2015 and October 2015 and (b) performance stock units granted in June 2015 (the “June 2015 PSUs”) and October 2015 (the “October 2015 PSUs”). The grant date fair values of the June 2015 PSUs and the October 2015 PSUs granted to Mr. Davidson were calculated assuming achievement of target levels of performance, the performance outcome judged to be probable at the time of grant. The maximum value of the June 2015 PSUs, assuming achievement of the highest level of performance (100%), is equal to the target value of the June 2015 PSUs ($1,155,234) for Mr. Davidson. The maximum value of the October 2015 PSUs, assuming achievement of the highest level of performance (100%), is equal to the target value of the October 2015 PSUs ($1,529,590) for Mr. Davidson.
(9)	Mr. Connolly was not a named executive officer in fiscal year 2015.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2016.

	Option Awards (1)						Stock Awards (2)
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Robert Bearden (4)	2/4/12	(5)	384,227	—	0.54	2/8/22	—	—	—		—
	8/19/13		280,273	56,055	4.76	8/20/23	—	—	—		—
Scott Davidson (6)	4/16/14	(7)	—	—	—	—	7,500	62,325	—		—
	4/16/14		23,640	23,640	8.46	4/20/24	—	—	—		—
	4/16/14		257,383	128,692	8.46	4/20/24	—	—	—		—
	9/12/14		52,294	40,673	14.22	9/11/24	—	—	—		—
	9/12/14	(8)	—	—	—	—	3,077	25,570	—		—
	6/3/15	(9)	—	—	—	—	85,227	708,236	—		—
	10/16/15	(10)	—	—	—	—	37,326	310,179	—		—
	2/11/16	(11)	—	—	—	—	19,970	165,951	—		—
	5/27/16	(11)	—	—	—	—	250,000	2,077,500	—		—
	—	(12)	—	—	—	—	—	—	28,409	(13)	236,079
	—	(14)	—	—	—	—	—	—	36,769	(15)	305,550
Shaun Connolly (16)	8/1/12		28,446	—	1.28	7/31/22	—	—	—		—
	8/1/12		5,208	—	1.28	7/31/22	—	—	—		—
	9/12/14		4,688	14,063	14.22	9/11/24	—	—	—		—
	9/12/14		51,561	29,687	14.22	9/11/24	—	—	—		—
	6/3/15	(9)	—	—	—	—	53,266	442,640	—		—
	10/16/15	(10)	—	—	—	—	23,119	192,119	—		—
	2/11/16	(11)	—	—	—	—	21,480	178,499	—		—
	5/27/16	(11)	—	—	—	—	395,000	3,282,450	—		—
	—	(12)	—	—	—	—	—	—	17,756	(13)	147,552
	—	(14)	—	—	—	—	—	—	22,773	(15)	189,244

(1)	Unless otherwise indicated below, (a) each stock option was granted pursuant to the company’s 2011 Stock Option and Grant Plan, (b) the stock options are not immediately exercisable and (c) the shares of our common stock subject to each stock option vest over a four-year period, with 25% of the shares vesting upon completion of one year of service measured from the vesting commencement date and the balance vesting in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.
(2)	Each stock award was granted pursuant to the 2014 Plan.
(3)	The market value of stock and equity incentive plan awards that have not vested is calculated by multiplying the number of shares underlying the unvested awards by the closing price of our common stock as reported by NASDAQ on December 30, 2016, which was $8.31 per share.
(4)	Pursuant to Mr. Bearden’s executive agreement, upon termination without cause (as defined in his executive agreement), his equity awards will be accelerated as if he had completed an additional 12 months of service with the company. In the event that his employment is terminated by the company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then his equity awards will fully accelerate.
(5)	The shares of stock subject to this option vested over a four-year period, with shares vesting in 48 successive equal monthly installments upon the completion of each month of service following the vesting commencement date, and were immediately exercisable. Early-exercised stock options are subject to repurchase by the company at the original exercise price, which right lapses pursuant to the stock option’s vesting schedule. All shares of stock subject to this option were vested as of December 31, 2016.
(6)

Pursuant to Mr. Davidson’s executive agreement, upon termination without cause (as defined in his executive agreement), his equity awards will be accelerated as if he had completed an additional 18 months of service with the company. Upon a change in control (as defined in his executive agreement) of the company, 50% of the unvested shares subject to his equity awards will accelerate. In the event that his employment is terminated by the company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then his equity awards will fully accelerate.
(7)	Mr. Davidson early exercised an option to purchase 22,500 shares, of which 7,500 remain unvested as of December 31, 2016.
(8)	Mr. Davidson early exercised an option to purchase 7,032 shares, of which 3,077 remain unvested as of December 31, 2016.
(9)	Shares are represented by restricted stock units pursuant to which 25% of the shares vest on the 12-month anniversary of the vesting commencement date, 12.5% of the shares vest on each of the 18-month and 24-month anniversaries of the vesting commencement date, and 25% of the shares vest on each of the 30-month and 36-month anniversaries of the vesting commencement date.
(10)	Shares are represented by restricted stock units pursuant to which 25% of the shares vest on each of the six-month, 12-month, 18-month and 24-month anniversaries of the vesting commencement date.
(11)	Shares are represented by restricted stock units pursuant to which 50% of the shares vest on the 12-month anniversary of the vesting commencement date and 25% of the shares vest on each of the 18-month and 24-month anniversaries of the vesting commencement date.
(12)	These performance stock units were granted on June 3, 2015.
(13)	Reflects the target number of June 2015 PSUs that have not yet been earned or vested. Each of Mr. Davidson and Mr. Connolly will earn (a) from 0% to 12.5% of the target number of shares following June 30, 2017, the end of the fourth performance cycle of the June 2015 PSUs, and (b) from 0% to 25% of the target number of shares following December 31, 2017 and June 30, 2018, the end of the fifth and sixth performance cycles of the June 2015 PSUs, respectively, based on the company’s achievement of certain financial targets.
(14)	These performance stock units were granted on October 16, 2015.
(15)	Reflects the target number of October 2015 PSUs that have not yet been earned or vested. Each of Mr. Davidson and Mr. Connolly will earn from 0% to 50% of the target number of shares following December 31, 2017, the end of the second performance cycle of the October 2015 PSUs, based on the company’s achievement of certain financial targets.
(16)	Pursuant to Mr. Connolly’s executive agreement, upon termination without cause (as defined in his executive agreement), his equity awards will be accelerated as if he had completed an additional six months of service with the company. In the event that his employment is terminated by the company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then his equity awards will fully accelerate.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We initially entered into offer letters with each of the named executive officers in connection with his employment with the company. We replaced these offer letters with executive agreements in connection with our IPO, and we further amended and restated these executive agreements in December 2016, for Mr. Davidson, and in March 2017, for each of Mr. Bearden and Mr. Connolly, as described below. These agreements set forth the terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity and standard employee benefit plan participation. These agreements also contain provisions that provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment following a change in control of the company.

Robert Bearden

In October 2014, we entered into an executive agreement with Mr. Bearden for the position of Chief Executive Officer, which executive agreement was amended and restated in March 2017. The executive agreement provides for his at-will employment and sets forth his base salary and his annual target bonus and eligibility for our benefit plans generally.

Involuntary Termination of Employment

In the event that Mr. Bearden’s employment is terminated by the company without cause (as defined in the executive agreement) and subject to delivering a fully effective release of claims, he will be entitled to cash severance equal to twelve months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, payable over twelve months, plus a monthly payment equal to our contribution towards health insurance for twelve months. In addition, except to the extent any equity award granted or purchased prior to September 12, 2014 contains more favorable terms, he will receive twelve months’ acceleration on all stock options, restricted stock and other stock-based awards held by him. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance, health benefits continuation and equity acceleration based on the length of such non-competition period, which will be payable over an additional number of months equal to the non-competition period.

Involuntary Termination of Employment in Connection with a Change in Control

In the event that Mr. Bearden’s employment is terminated by the company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then in lieu of the severance described above and subject to delivering a fully effective release of claims, he will be entitled to a lump sum cash severance payment equal to eighteen months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, plus a monthly payment equal to our contribution towards health insurance for eighteen months. In addition, all stock options, restricted stock and other stock-based awards held by him will immediately accelerate and become fully vested upon such termination. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance and health benefits continuation based on the length of such non-competition period.

The payments and benefits provided under his executive agreement in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to him in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Scott Davidson

In October 2014, we entered into an executive agreement with Mr. Davidson for the position of Chief Financial Officer, which executive agreement was amended and restated in December 2016. The executive agreement provides for his at-will employment and sets forth his base salary and his annual target bonus and eligibility for our benefit plans generally. In the event of a change in control of the company, 50 percent of his unvested and outstanding equity awards will accelerate and become fully vested.

Involuntary Termination of Employment

In the event that Mr. Davidson’s employment is terminated by the company without cause (as defined in the executive agreement) and subject to delivering a fully effective release of claims, he will be entitled to cash severance equal to eighteen months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, payable over eighteen months, plus a monthly payment equal to our contribution towards health insurance for eighteen months. In addition, except to the extent any equity award granted or purchased prior to September 12, 2014 contains more favorable terms, he will receive eighteen months’ acceleration on all stock options, restricted stock and other stock-based awards held by him. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance, health benefits continuation and equity acceleration based on the length of such non-competition period, which will be payable over an additional number of months equal to the non-competition period.

Involuntary Termination of Employment in Connection with a Change in Control

In the event that Mr. Davidson’s employment is terminated by the company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then in lieu of the severance described above and subject to delivering a fully effective release of claims, he will be entitled to a lump sum cash severance payment equal to eighteen months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, plus a monthly payment equal to our contribution towards health insurance for eighteen months. In addition, all stock options, restricted stock and other stock-based awards held by him will immediately accelerate and become fully vested upon such termination. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance and health benefits continuation based on the length of such non-competition period.

The payments and benefits provided under his executive agreement in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to him in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Shaun Connolly

In October 2014, we entered into an executive agreement with Mr. Connolly for the position of Vice President, Corporate Strategy. Mr. Connolly was promoted to Chief Strategy Officer in October 2016, and his executive agreement was amended and restated in March 2017. The executive agreement provides for his at-will employment and sets forth his base salary and his annual target bonus and eligibility for our benefit plans generally.

Involuntary Termination of Employment

In the event that Mr. Connolly’s employment is terminated by the company without cause (as defined in the executive agreement) and subject to delivering a fully effective release of claims, he will be entitled to cash severance equal to six months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, payable over six months, plus a monthly payment equal to our contribution towards health insurance for six months. In addition, except to the extent any equity award granted or purchased prior to September 12, 2014 contains more favorable terms, he will receive six months’ acceleration on all stock options, restricted stock and other stock-based awards held by him. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance, health benefits continuation and equity acceleration based on the length of such non-competition period, which will be payable over an additional number of months equal to the non-competition period.

Involuntary Termination of Employment in Connection with a Change in Control

In the event that Mr. Connolly’s employment is terminated by the company without cause or by him due to constructive termination (as defined in the executive agreement) after a change in control, then in lieu of the severance described above and subject to delivering a fully effective release of claims, he will be entitled to a lump sum cash severance payment equal to twelve months of his then current base salary and prorated target incentive compensation for the quarter (in the case of incentive compensation paid on a quarterly basis) or the year (in the case of incentive compensation paid on an annual basis) in which the termination occurs, plus a monthly payment equal to our contribution towards health insurance for twelve months. In addition, all stock options, restricted stock and other stock-based awards held by him will immediately accelerate and become fully vested upon such termination. Furthermore, to the extent he enters into a non-competition agreement, he will receive an additional amount of cash severance and health benefits continuation based on the length of such non-competition period.

The payments and benefits provided under his executive agreement in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to him in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Senior Executive Cash Incentive Bonus Plan

Our Senior Executive Cash Incentive Bonus Plan for fiscal year 2016 (the “2016 Bonus Plan”) provided for bonus payments to eligible employees based upon our achievement of quarterly performance targets established by the compensation committee. The performance targets related to financial or operational measures or objectives for the company (the “Corporate Performance Goals”), as well as individual performance objectives. Each executive that participated in the 2016 Bonus Plan had a quarterly target bonus opportunity that was established by the compensation committee. All of our named executive officers participated in our 2016 Bonus Plan. The bonuses awarded to each named executive officer under the 2016 Bonus Plan were tied to the company’s attainment of the Corporate Performance Goals and such named executive officer’s attainment of individual performance objectives.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Equity Compensation Plan Information

The table below presents information as of December 31, 2016 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	18,691,105	(2)	$9.81	6,685,420	(3)
Equity compensation plans not approved by stockholders	—		—	—

Total	18,691,105		$9.81	6,685,420

(1)	The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of restricted stock units or performance stock units, since they have no exercise price.
(2)	Comprised of shares of common stock to be issued upon the exercise of outstanding stock options and the settlement of restricted stock units and performance stock units under the 2014 Plan and the 2014 Employee Stock Purchase Plan, as amended and restated (the “ESPP”).
(3)	Includes 4,234,205 shares remaining available for issuance under the 2014 Plan and 2,451,215 shares remaining available for issuance under the ESPP (after deducting 721,658 shares purchased under the ESPP in fiscal year 2016). The 2014 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1 by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. The ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1 by the lesser of 1,000,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. On January 1, 2017, the number of shares available for issuance under the 2014 Plan and the ESPP increased by 3,071,470 shares and 614,294 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Hortonworks specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the Board that this “Executive Compensation” section be included in this proxy statement for the year ended December 31, 2016.

Compensation Committee

Peter Fenton (Chair)

Paul Cormier

Kevin Klausmeyer

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2017 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and it therefore represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. We have deemed shares of our common stock subject to options, restricted stock units and performance stock units outstanding as of March 31, 2017 that were exercisable or issuable or that will become exercisable or issuable within 60 days of March 31, 2017 to be outstanding and to be beneficially owned by the person holding the option or stock unit for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Named Executive Officers and Directors:
Robert Bearden (2)	2,609,533	4.1%
Scott Davidson (3)	728,837	1.1%
Shaun Connolly (4)	367,355	*
Paul Cormier (5)	142,066	*
Peter Fenton (6)	6,668,807	10.6%
Martin Fink (7)	29,307	*
Kevin Klausmeyer (8)	105,797	*
Jay Rossiter (9)	29,307	*
Michelangelo Volpi (10)	3,439,973	5.4%
All directors and executive officers as a group (13 persons) (11)	14,708,529	22.5%
Other 5% or Greater Stockholders:
Entities affiliated with Benchmark Capital Partners (12)	6,639,500	10.5%
Entities affiliated with Index Ventures (13)	3,426,975	5.4%
Entities affiliated with Passport Capital (14)	5,468,690	8.7%
Yahoo! Inc. (15)	7,572,174	12.0%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	This table is based upon information provided by the executive officers and directors and by principal stockholders pursuant to Schedule 13G filed with the SEC. Beneficial ownership of the executive officers and directors is as of March 31, 2017, while beneficial ownership of greater than 5% of Hortonworks’ outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC as noted below. Applicable percentages are based on 63,153,227 shares of Hortonworks’ common stock outstanding on March 31, 2017.
(2)	Consists of (i) 341,747 shares held of record, (ii) 1,568,252 shares held by the Robert Gene Bearden, Jr. Family Trust, in which Mr. Bearden shares voting and dispositive power and (iii) 699,534 shares subject to outstanding options exercisable within 60 days of March 31, 2017.
(3)

Consists of (i) 70,411 shares held of record, (ii) 33,532 shares held by the Scott and Taryn Davidson Family Trust dated April 4, 2006, in which Mr. Davidson shares voting and dispositive power, (iii) 387,763 shares subject to outstanding options exercisable within 60 days of March 31, 2017 and (iv) 237,131 restricted stock units that will become issuable within 60 days of March 31, 2017.
(4)	Consists of (i) 80,414 shares held of record, (ii) 77,882 shares subject to outstanding options exercisable within 60 days of March 31, 2017 and (iii) 209,059 restricted stock units that will become issuable within 60 days of March 31, 2017.
(5)	Consists of (i) 107,975 shares held of record, (ii) 21,093 shares subject to outstanding options exercisable within 60 days of March 31, 2017 and (iii) 12,998 restricted stock units that will become issuable within 60 days of March 31, 2017.
(6)	Consists of (i) 16,309 shares held of record, (ii) 12,998 restricted stock units that will become issuable within 60 days of March 31, 2017 and (iii) the shares listed in footnote 12, below, which are held of record by Benchmark Capital Partners VI, L.P. (“BCP VI”), Benchmark Founders’ Fund VI, L.P. (“BFF VI”), Benchmark Founders’ Fund VI-B, L.P. (“BFF VI-B”), Benchmark Capital Partners VII, L.P. (“BCP VII”), Benchmark Founders’ Fund VII, L.P. (“BFF VII”) and Benchmark Founders’ Fund VII-B, L.P. (“BFF VII-B”). Mr. Fenton is a member of Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”), the general partner of BCP VI, BFF VI and BFF VI-B, and of Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”), the general partner of BCP VII, BFF VII and BFF VII-B, and, therefore, may be deemed to hold voting and dispositive power over the shares held by such entities.
(7)	Consists of (i) 16,309 shares held of record and (ii) 12,998 restricted stock units that will become issuable within 60 days of March 31, 2017.
(8)	Consists of (i) 26,644 shares held of record, (ii) 66,155 shares subject to outstanding options exercisable within 60 days of March 31, 2017 and (iii) 12,998 restricted stock units that will become issuable within 60 days of March 31, 2017.
(9)	Consists of (i) 16,309 shares held of record and (ii) 12,998 restricted stock units that will become issuable within 60 days of March 31, 2017.
(10)	Consists of (i) 12,998 restricted stock units that will become issuable within 60 days of March 31, 2017 and (ii) the shares listed in footnote 13, below, which are held of record by entities affiliated with Index Ventures. Mr. Volpi is a partner in the Index Ventures group. Advisors within the Index Ventures group provide advice to Index Ventures IV (Jersey) L.P., Index Ventures IV Parallel Entrepreneur Fund (Jersey) L.P., Index Ventures V (Jersey) L.P., Index Ventures V Parallel Entrepreneur Fund (Jersey) L.P. and Yucca (Jersey) SLP (collectively, the “Index Funds”). Mr. Volpi is involved in making recommendations to the Index Funds, but does not hold voting or dispositive power over the shares held by the Index Funds.
(11)	Includes 1,462,199 shares subject to outstanding stock options exercisable within 60 days of March 31, 2017 and 682,514 restricted stock units that will become issuable within 60 days of March 31, 2017.
(12)	Based solely upon Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2017 by BCP VI, BFF VI, BFF VI-B, BCMC VI, BCP VII, BFF VII, BFF VII-B and BCMC VII. Consists of the following:
-	249,877 shares held of record by BCP VI, 15,628 shares held of record by BFF VI, 10,255 shares held of record by BFF VI-B and 26,937 shares held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI, the general partner of each of BCP VI, BFF VI and BFF VI-B, may be deemed to have sole voting and investment power over such shares. Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock are members of BCMC VI, which serves as general partner to BCP VI, BFF VI and BFF VI-B, and may be deemed to share voting and investment power over the shares beneficially held by such entities. Each such person and entity disclaims the existence of a “group” and disclaims beneficial ownership of any securities (except to the extent of such person’s or entity’s pecuniary interest in such securities).
-	5,036,211 shares held of record by BCP VII, 559,315 shares held of record by BFF VII, and 741,277 shares held of record by BFF VII-B. BCMC VII, the general partner of each of BCP VII, BFF VII and BFF VII-B, may be deemed to have sole voting and investment power over such shares. Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky and Steven M. Spurlock are members of BCMC VII, which serves as general partner to BCP VII, BFF VII and BFF VII-B, and may be deemed to share voting and investment power over the shares beneficially held by such entities. Each such person and entity disclaims the existence of a “group” and disclaims beneficial ownership of any of these securities (except to the extent of such person’s or entity’s pecuniary interest in such securities).

The address for these entities is 2965 Woodside Road, Woodside, CA 94062.

(13)	Based solely on the Schedule 13G filed with the SEC on February 9, 2017 by Index Ventures IV (Jersey) L.P. (“Index Ventures IV”), Index Ventures IV Parallel Entrepreneur Fund (Jersey) L.P. (“Index Ventures IV Parallel”), Index Venture Associates IV Limited (“Index IV Limited”), Index Ventures V (Jersey) L.P. (“Index Ventures V”), Index Ventures V Parallel Entrepreneur Fund (Jersey) L.P. (“Index Ventures V Parallel”), Index Venture Associates V Limited (“Index V Limited”) and Yucca (Jersey) SLP (“Yucca”). Consists of the following:
-

1,552,425 shares held of record by Index Ventures IV and 147,355 shares held of record by Index Ventures IV Parallel (together with Index Ventures IV, the “Index IV Funds”). As the managing general partner of the Index IV

Funds, Index IV Limited may be deemed to have shared dispositive power and shared voting power over the shares owned by the Index IV Funds.
-	1,678,475 shares held of record by Index Ventures V and 13,596 shares held of record by Index Ventures V Parallel (together with Index Ventures V, the “Index V Funds”). As the managing general partner of the Index V Funds, Index V Limited may be deemed to have shared dispositive power and shared voting power over the shares owned by the Index V Funds.
-	35,124 shares held of record by Yucca. Yucca administers the co-investment vehicle that is contractually required to mirror the Index IV Funds’ and Index V Funds’ investment. As a result, Index IV Limited and Index V Limited may be deemed to have shared dispositive and shared voting power over Yucca’s shares by virtue of the shared dispositive power over and shared voting power over the shares owned by the funds.

Director Michelangelo Volpi holds 12,998 restricted stock units that will become issuable within 60 days of March 31, 2017. Under applicable contractual agreements and investment policies, Index IV Limited, the Index IV Funds, Index V Limited, the Index V Funds and Yucca have a pecuniary interest with respect to such shares and the proceeds of their sale. Each of these funds disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein. The principal address for these entities is Ogier House, The Esplanade, St Helier, Jersey JE4 9WG, Channel Islands.

(14)	Based solely upon Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2017 by Passport Capital, LLC (“Passport”). Passport is the investment manager to certain funds (the “Passport Funds”), which are the owners of record of an aggregate of 4,954,922 shares. Under the terms of the relevant investment management agreements, Passport has the right to dispose of and vote the shares owned of record by the Passport Funds. John H. Burbank III is the sole managing member of Passport. As a result, each of Passport and Mr. Burbank may be deemed to hold voting and dispositive power over the shares held by the Passport Funds. In addition, Mr. Burbank has the sole power to vote and the sole power to dispose of an additional 513,768 shares. The address for Passport is One Market Street, Steuart Tower, Suite 2200, San Francisco, CA 94105.
(15)	Consists of (i) 3,845,806 shares held of record and (ii) 3,726,368 shares subject to outstanding warrants which became exercisable upon the completion of our IPO. Yahoo! Inc. is a public company listed on the NASDAQ Global Select Market. The address for Yahoo! Inc. is 701 First Avenue, Sunnyvale, CA 94089.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock (the “Reporting Persons”) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. The Reporting Persons are required by SEC regulations to furnish us with copies of all such reports.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended December 31, 2016, all Reporting Persons complied with all applicable filing requirements.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policies and Procedures

We have adopted a related person transaction policy, pursuant to which all related person transactions are subject to review and oversight. The audit committee has primary responsibility for reviewing and approving or disapproving related person transactions, defined as any transaction involving over $120,000 in which the company is a participant and a related person has a direct or indirect interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or security holder known to the company to beneficially own more than five percent of any class of the company’s voting securities, or any member of such person’s immediate family. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in the section titled “Executive Compensation,” in 2016, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Investors’ Rights Agreement

In November 2014, we entered into an Amended and Restated Investors’ Rights Agreement (“IRA”) with certain holders of our common stock, including Yahoo! Inc. and entities affiliated with Benchmark and Index Ventures, each of which is an affiliate of a member of our Board, Hewlett-Packard Company, which at that time was an affiliate of a member of our Board, and Teradata Corporation, which at that time held more than five percent of our outstanding capital stock. Holders of our common stock who are party to the IRA are entitled to rights with respect to the registration of their shares. As of February 2016, Teradata was no longer a Hortonworks stockholder and as of October 2016, Hewlett-Packard Company was no longer an affiliate of a member of our Board.

Teradata Corporation Agreement

In February 2012, we entered into a development, distribution and marketing agreement with Teradata Corporation, which at that time was a significant shareholder. Under this and subsequent arrangements, we are providing support subscription and professional services to Teradata and certain of its end users. In April 2012, we received a nonrefundable prepayment of $9.5 million from Teradata as consideration for support subscription offerings and professional services expected to be performed by us through December 2016. In June 2015, we entered into an amendment to our prior agreement with Teradata and received a second prepayment of $1.5 million in August 2015 as consideration for support subscription offerings and professional services expected to be performed by us through December 2017. In September 2016, we further amended our prior agreement with Teradata and received a third prepayment of $1.5 million in September 2016 as consideration for support subscription offerings and professional services expected to be performed by us through December 2018. As of February 2016, Teradata was no longer a Hortonworks stockholder.

Yahoo! Inc. June 2014 Warrant

In June 2014, as consideration for the amendment of the rights held by Yahoo! Inc. under Section 2.11 of the IRA to approve an acquisition of Hortonworks, which removed a competitor of Yahoo! Inc. from the list of companies over which Yahoo! Inc. has such blocking rights, we issued a warrant to Yahoo! Inc. providing it with the right to purchase a number of shares of our common stock equal to one percent of the sum of (i) 45,585,496 plus (ii) the number of shares of Series D preferred stock or shares of such stock issuable upon exercise of warrants to purchase such stock (on an as converted to common stock basis) sold by us commencing on the date of the warrant and ending immediately prior to the occurrence of our IPO. As of December 31, 2016, the warrant was exercisable for 476,368 shares of our common stock. The exercise price of the warrant is $8.46 per share.

Yahoo! Inc. Commercial Agreement

In June 2011, we entered into a two-year commercial agreement with Yahoo! Inc., a holder of five percent or more of our common stock, pursuant to which we were to provide support subscription services to Yahoo! Inc. The initial total contract value was $2.0 million and was paid in quarterly installments of $250,000. In June 2013, the commercial agreement was amended to automatically renew for an additional year on an annual basis, unless otherwise terminated by either party 60 days prior to the end of the then current renewal period. In December 2015, the commercial agreement was further amended to extend the current term until December 30, 2018, and thereafter, the commercial agreement will automatically renew for an additional year on an annual basis, unless otherwise terminated by either party 60 days prior to the end of the then current renewal period.

Other Transactions

We have granted stock options and other equity awards to our executive officers and certain of our directors. See the sections titled “Executive Compensation — Outstanding Equity Awards at December 31, 2016” and “Director Compensation — Director Compensation for Fiscal Year 2016” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

We believe that the terms of the transactions described above were comparable to terms generally available in a transaction with an unaffiliated third party under the same or similar circumstances.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, our amended and restated bylaws and the indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations are primary to any such other indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our amended and restated bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, California 95054, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 24, 2017, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 24, 2018 and no later than February 23, 2018 in order to be raised at our 2018 Annual Meeting of Stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Any nomination of a candidate for the Board must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2018 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 26, 2017. Such proposals must be delivered to our Secretary, c/o Hortonworks, Inc., 5470 Great America Parkway, Santa Clara, California 95054. If we hold our 2018 Annual Meeting of Stockholders more than 30 days before or after May 24, 2018 (the one-year anniversary date of the Annual Meeting), we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

PROXY ☒
The Board of Directors recommends that you vote FOR all the nominees listed in
Proposal 1 and FOR Proposal 2:
Please mark
your votes like this
1. To elect the following Class III director nominees:
FOR WITHHOLD FOR ALL
01 Paul Cormier ALL ALL EXCEPT
02 Peter Fenton ☐ ☐ ☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
2. To ratify the appointment of Deloitte & Touche LLP as Hortonworks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
☐ FOR ☐ AGAINST ☐ ABSTAIN
NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.
For address change/comments, mark here (see reverse for instructions). ☐
Please indicate if you plan to attend this meeting. YES ☐ NO ☐
This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and (iii) in the discretion of the proxies upon such other matters as may properly come before the 2017 Annual Meeting.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature Signature Date , 2017.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
FOLD AND DETACH HERE AND READ THE REVERSE SIDE
HORTONWORKS
VOTE BY INTERNET OR TELEPHONE
QUICK EASY IMMEDIATE
As a stockholder of Hortonworks, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2017.
Vote Your Proxy on the Internet:
Go to www.proxyvote.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
OR
Vote Your Proxy by Phone:
Call 1-800-690-6903
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
OR
Vote Your Proxy by Mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

HORTONWORKS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HORTONWORKS, INC.
The undersigned hereby appoints Robert Bearden and Scott Davidson as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Hortonworks, Inc. (the “Company”) standing in the name of the undersigned on March 31, 2017, with all powers that the undersigned would possess if present at the 2017 Annual Meeting of Stockholders of the Company to be held on May 24, 2017 or at any adjournment, continuation or postponement thereof. Receipt of the Proxy Statement for the 2017 Annual Meeting of Stockholders and the 2016 Annual Report is hereby acknowledged.
In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 p.m. Eastern Time on May 23, 2017 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2017 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2017 Annual Meeting of Stockholders of the Company.
Address Change /
Comments
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be marked, dated and signed, on the other side)
FOLD AND DETACH HERE AND READ THE REVERSE SIDE
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held May 24, 2017:
The Proxy Statement and our 2016 Annual Report
are available at www.proxyvote.com